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                                    CORRECTED
                               AMENDMENT NO. 5 TO
           AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF
                                AIM GROWTH SERIES

          This corrected Amendment No. 5 (the "Corrected Amendment") to the Amended and Restated Agreement and Declaration of Trust of AIM Growth Series (the "Trust") amends, effective as of May 1, 2008, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the "Agreement").

          Under Section 9.7 of the Agreement, this Corrected Amendment may be executed by a duly authorized officer of the Trust.

          WHEREAS, the Shareholders of the Trust approved an amendment to the Trust's Declaration of Trust to eliminate the requirement that shareholders approve the termination of the Trust, a Fund or share class if there are 100 or more holders of record of the Trust, Fund or share class;

          WHEREAS, the proxy statement, dated December 28, 2007, delivered in connection with the meeting at which shareholders of the Trust approved the foregoing amendment, as well as Amendment No. 5 of the Agreement, dated May 1, 2008, memorializing the foregoing amendment (the "Original Amendment"), each contained a scriveners error by referring to the paragraph of the Agreement being amended as the first paragraph of "Section 6.1" instead of the first paragraph of "Section 6.1(a);"

          WHEREAS, the Trust wishes to correct the scriveners error contained in the Original Amendment;

          NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. The first paragraph of Section 6.1(a) of the Agreement is amended and restated to read as follows:

          "Section 6.1 Voting Powers.

          (a) The Shareholders shall have power to vote only to: (i) elect Trustees, provided that a meeting of Shareholders has been called for that purpose; (ii) remove Trustees, provided that a meeting of Shareholders has been called for that purpose; (iii) approve the sale of all or substantially all the assets of the Trust or any Portfolio or Class, unless the primary purpose of such sale is to change the Trust's domicile or form of organization or form of statutory trust; (iv) approve the merger or consolidation of the Trust or any Portfolio or Class with and into another Company or with and into any Portfolio or Class of the Trust, unless (A) the primary purpose of such merger or consolidation is to change the Trust's domicile or form of organization or form of statutory trust, or (B) after giving effect to such merger or consolidation, based on the number of Outstanding Shares as of a date selected by the Trustees, the Shareholders of the Trust or such Portfolio or Class will have a majority of the outstanding shares of the surviving Company or Portfolio or Class thereof, as the case may be; (v) approve any amendment to this Article VI,
               Section 6.1; and

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               (vi) approve such additional matters as may be required by law or as the Trustees, in their sole discretion, shall determine."

     2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Corrected Amendment.

     3. Except as specifically amended by this Corrected Amendment, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Corrected Amendment as of August 18, 2009.


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                        Name: John M. Zerr
                                        Title: Senior Vice President


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